      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996


                                                     REGISTRATION NO. 333-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ACCUMED INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

                         ------------------------------

           DELAWARE                   36-4054899
- ------------------------------  -----------------------
 (State of other jurisdiction      (I.R.S. Employer
              of                  Identification No.)
incorporation or organization)

                       900 N. Franklin Street, Suite 401
                            Chicago, Illinois 60610
                                 (312) 642-9200

                         ------------------------------

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               PETER P. GOMBRICH
                            Chief Executive Officer
                          AccuMed International, Inc.
                       900 N. Franklin Street, Suite 401
                            Chicago, Illinois 60610
                                 (312) 642-9200

                         ------------------------------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    COPY TO:
                             GILLES S. ATTIA, ESQ.
                                 Graham & James
                          400 Capitol Mall, Suite 2400
                          Sacramento, California 95814
                                 (916) 558-6700

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                  AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
    TITLE OF SECURITIES TO BE REGISTERED        BE REGISTERED       PER SHARE (1)       OFFERING PRICE     REGISTRATION FEE
Common Stock, Par Value $0.01...............    255,000 shares          $6.44             $1,641,563             $566

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $6.44 per share, the average of the high and low sales prices reported for the Common Stock on July 1, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

                                 255,000 SHARES
                          ACCUMED INTERNATIONAL, INC.
                                  COMMON STOCK

    This Prospectus relates to 255,000 (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of AccuMed International, Inc. (the "Company" or "AccuMed"). The Company will not receive any of the proceeds from any sales of the Shares. The Registration Statement of which this Prospectus forms a part has been filed pursuant to contractual registration rights of the Shares. (Holders Shares are referred to as the "Selling Stockholders.") See "Selling Stockholders."

    The Shares of Common Stock may be offered and sold from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices (this "Offering"). See "Risk Factors," "Selling Stockholders" and "Plan of Distribution."


    The  closing price for the Common Stock on  July 1, 1996, as reported on the
National  Association   of  Securities   Dealers  Automated   Quotation   System
("Nasdaq"), was $6.75 per share.


    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    No underwriting commissions or discounts will be paid by the Company in connection with this Offering. Estimated expenses payable by the Company in connection with this Offering are approximately $70,000.

                            ------------------------

               THIS DATE OF THIS PROSPECTUS IS ___________, 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices: New York Regional Office, 7 World Trade Center, Room 1400, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the Nasdaq SmallCap Market and reports and other information regarding the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


    Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement on Form S-3 (Registration No. 333- ) of which this Prospectus forms a part, and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies may be obtained at prescribed fees from, the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


    The Company furnishes stockholders with annual reports containing audited financial statements and other periodic reports as the Company may deem to be appropriate or as required by law or the rules of the National Association of Securities Dealers, Inc.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have heretofore been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

    (1) The Company's Annual Report on Form 10-KSB for the year ended September 30, 1995.

    (2) The Company's Current Report on Form 8-K filed with the Commission on January 16, 1996.

    (3) The Company's Current Report on Form 8-K filed with the Commission on January 17, 1996.

    (4) The Company's Current Report on Form 8-K filed with the Commission on January 19, 1996.

    (5) The Company's Amendment No. 1 to the Current Report on Form 8-K/A filed with the Commission on January 24, 1996.

    (6) The Company's Transition Report on Form 10-KSB for the transition period ended December 31, 1995.

    (7) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.

    (8) The description of Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 18, 1992 by which the Common Stock of the Company was registered under Section 12 of the Exchange Act, and the description of the Common Stock incorporated therein by reference to the Registration Statement on Form S-1 (Regis. No. 33-48302) filed with the Commission on June 3, 1992 and amended on June 25, 1992, July 23, 1992 and September 10, 1992, under the caption "Description of Securities" therein.

    (9) The description of the Common Stock contained in the Company's Amendment No. 1 to Registration Statement on Form 8-A/A filed with the Commission on January 2, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus (not including exhibits and other information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests for such documents should be directed to AccuMed International, Inc., located at 900
N. Franklin Street, Suite 401, Chicago, Illinois 60610, Attn: Chief Financial Officer, telephone (312) 642-9200.


    The following are tradenames and trademarks of the Company: the "Alamar" logo and name, READar-TM-, PIPETar-TM-, alamarBlue-TM-, AccuMed, Inc., AccuMed International, Inc., the "AccuMed" logo and name, AcCell-TM-, TracCell-TM-, Sensititre-Registered Trademark-, SensiTouch-Registered Trademark-, SensiLink-TM-, Aris-TM-, JustOne-TM-, MicroBact-TM-, Sensi-Cal-TM-, Amco AEPA-1-Registered Trademark- and Diascan-TM-.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, INCLUDING INFORMATION UNDER "RISK FACTORS," AND IN THE INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN. THE STATEMENTS THAT ARE NOT HISTORICAL FACTS OR STATEMENTS OF CURRENT STATUS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE RISKS SET FORTH IN "RISK FACTORS." ACTUAL RESULTS MAY DIFFER MATERIALLY.

                                  THE COMPANY

    AccuMed International, Inc. ("AccuMed" or the "Company") designs, manufactures and markets diagnostic and screening products for the clinical diagnostic laboratory, pharmaceutical and veterinary markets. The Company's products use innovative proprietary technology designed to improve quality and productivity and reduce costs in the cytopathology and microbiology laboratory. The Company's cytopathology products provide automated support and enhancement of the human screener in the analysis of cytopathology specimens. The Company's initial products for the cytopathology laboratory market are the AcCell 2000 and the AcCell 2001 automated slide handling and microscopy workstations for the analysis of cervical Pap smears (collectively, the "AcCell 2000/2001"). The Company is developing a set of related products, including the TracCell 2000 specimen mapping workstation, designed to work in concert with the AcCell 2000/2001 to offer the cytopathology laboratory a family of high performance tools that provide comprehensive support during initial critical phases of the Pap smear analysis process. The Company has recently granted exclusive distribution rights in the Western Hemisphere for the AcCell 2000/2001 and the TracCell 2000 to Olympus America Inc. ("Olympus"). Marketing of the TracCell 2000 is subject to additional testing and, for the U.S. market, FDA clearance under a 510(k) Notification. The Company also offers the microbiology laboratory a variety of FDA-cleared products for the identification and minimum inhibitory concentration ("MIC/ID") testing of bacteria suspected of causing infections and their susceptibility to antibiotics under the tradenames Sensititre and Alamar. AccuMed is developing a low cost Kirby-Bauer reading instrument for the microbiology market and is researching a potential new MIC/ID testing system combining certain of the Company's proprietary technologies.

    The Pap smear is currently the most widely-used screening test for the early detection of cancer in the United States. It is estimated that laboratories in the U.S. alone will process over 55 million Pap smears in 1996, with over 120 million processed worldwide. Although cervical cancer is one of the most common cancers afflicting women throughout the world, survival rates can reach 90% if detected early. Although the conventional manual Pap smear test is highly effective, the test and process has limitations, including human cytotechnologist error due to high volumes, habituation and fatigue, and burdensome administrative requirements. False negative Pap smear diagnoses rates range from between 5% to 30%, and both false negative and false positive diagnoses lead to significant liability issues to the laboratory and possible health issues to the patient, while at the same time adding significant cost to the process. The AcCell system directly addresses these issues by eliminating a large portion of the manual work ancillary to slide analysis, guaranteeing 100% slide review and automatically recording and reporting what has been done on the AcCell data management system.


    The Company's cytopathology products are designed to improve the quality of cell analysis, increase accuracy and productivity in the laboratory, and reduce the time and costs associated with analysis, but without requiring significant changes from standard laboratory practice. Rather than developing costly and risky fully automated primary screening systems that eliminate the need for a trained cytotechnologist, the Company is focused on providing a comprehensive family of proprietary, technologically-advanced, application-driven products offering seamless support of medical professionals in the analysis and diagnosis of Pap smears and other cell samples. Initially applied to Pap test analysis, the AcCell system is expected to have a broad range of cytopathology, pathology and histology applications.

    The Company's microbiology division focuses on developing, manufacturing and marketing in vitro diagnostic tests for the clinical laboratory, veterinary and pharmaceutical markets. The Company markets, and is developing, a variety of proprietary MIC/ID testing products, both manual and automated, focused on testing for bacterial infections. AccuMed's microbiology product lines include a series of disposable test kits and a wide range of automated instruments used to identify infectious organisms, such as bacteria, and determine the susceptibility of such organisms to antimicrobial agents, such as antibiotics. The use of MIC/ID testing by hospitals and laboratories assists physicians and other health care professionals in determining the most effective course of treatment earlier and more efficiently, potentially shortening patient hospital stays, resulting in more accurate diagnoses and reducing overall healthcare costs. For the three months ended March 31, 1996 the Company generated revenues of $1,179,000 from sales of microbiology products.


    The Company and its predecessor companies have consistently pursued a strategy of developing or acquiring early detection products that reduce, or potentially reduce, overall healthcare costs while enhancing or maintaining current levels of effectiveness. The Company believes that the current pressures in the healthcare industry for reduced costs and increased efficiencies are better addressed by products that work within and enhance established practices. Products that seek to revolutionize established practices often face regulatory and market acceptance hurdles that are difficult if not impossible to overcome. The Company is also focused on integrated product designs that the Company believes are demanded by a market that seeks individualized products and the ability to expand product capability as the customer's business changes. AccuMed's objective is to establish the AcCell system as the premier microscopy workstation for the primary screening of Pap smears, exploit other applications for the AcCell technology such as histology and pathology laboratory work and enhance its position in the MIC/ID testing market through development of new products based on proprietary technology. The key elements of the Company's strategy include (i) continuing to establish the AcCell system through OEM agreements with major microscope manufacturers, such as the agreement with Olympus already in place, (ii) focusing on international market opportunities,
(iii) enhancing the Accell system through research and development of new products, (iv) establishing a recurring revenue base by charging TracCell 2000 users "by the test", (v) integrating the Company's proprietary microbiology technologies into new MIC/ID products, (vi) continuing to seek out acquisition candidates with compatible technologies and (vii) setting up new channels of sales and distribution.

    AccuMed is headquartered at 900 N. Franklin Street, Suite 401, Chicago, Illinois 60610, with additional facilities in Westlake, Ohio and East Grinstead, Sussex, England. Previously, the Company was incorporated under the laws of the State of California as "Alamar Biosciences, Inc." On December 29, 1995, AccuMed, Inc., an Illinois corporation, merged (the "Merger") with and into Alamar Biosciences, Inc. and the surviving entity was renamed AccuMed International, Inc. and reincorporated under Delaware law. The Company has one wholly-owned subsidiary, AccuMed International, Ltd. ("AccuMed U.K." or "Sensititre")

                                  THE OFFERING


Common Stock offered...............  255,000  shares offered  by the  Selling Stockholders.
                                     The Company  will not  receive any  proceeds from  the
                                     sales of Shares by the Selling Stockholders.
Common Stock to be outstanding
 after this offering...............  18,631,453 shares(1).
Nasdaq Common Stock symbol.........  "ACMI"


- ------------------------

(1) Represents shares outstanding at July 1, 1996 plus shares to be sold by the Company in this Offering. Excludes: (i) an aggregate of 5,969,333 shares reserved for issuance upon exercise of outstanding warrants at exercise prices ranging from $0.25 to $5.00 per share, with a weighted average exercise price of $3.21 per share; (ii) an aggregate of 1,657,982 shares reserved for issuance upon the exercise of stock options outstanding at July 1, 1996 at exercise prices between $0.63 and $8.38 per share, with a weighted average exercise price of $2.13 per share; and (iii) an aggregate of 196,631 shares reserved for issuance upon exercise of options available for future grant under the Company's Amended and Restated 1990 Stock Option Plan, Amended and Restated 1992 Stock Option Plan and 1995 Stock Option Plan.


RISK FACTORS

    The statements that are not historical facts or statements of current status contained in this Prospectus are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, the risks set forth in "Risk Factors." Actual results may differ materially. The decision of whether to make an investment in the Common Stock involves an analysis of certain risks, including but not limited to, the risk factors set forth in this Prospectus. Each potential investor is urged to carefully consider the risks inherent in the Company's significant and continuing operating losses, the regulatory environment in which the Company operates, and the volatility of the Company's stock price. See "Risk Factors."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION. THE STATEMENTS THAT ARE NOT HISTORICAL FACTS OR STATEMENTS OF CURRENT STATUS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THE FACTORS SET FORTH BELOW. ACTUAL RESULTS MAY DIFFER MATERIALLY.

    LIMITED  RELEVANT   OPERATING   HISTORY;   SIGNIFICANT   OPERATING   LOSSES;
ACCUMULATED DEFICIT; SUBSTANTIAL COSTS OF INTEGRATION AND CONSOLIDATION. The Company's predecessor was formed in 1988 and was engaged primarily in research and development of microbiology products until early 1994. The Company's predecessor never realized any significant revenues from product sales. AccuMed, Inc., which was merged into the Company in December 1995, was incorporated in February 1994 and in February 1995 acquired the Sensititre microbiology business. Until such acquisition, AccuMed, Inc. had no revenues and operations consisted of a limited amount of research and development. Accordingly, although the Sensititre business had a significant operating history and revenues from sales, AccuMed, Inc., as a separate entity, had very limited operating history prior to the Merger. Upon consummation of the Merger on December 29, 1995, the operations of the Company and AccuMed, Inc. were combined and the resulting company began to develop, manufacture and sell the Alamar and the Sensititre microbiology products and the AccuMed cytopathology products. Thus, the combined Company has a limited relevant operating history upon which an evaluation of it's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in a continually evolving industry with an increasing number of market entrants and intense competition and the risks, expenses and difficulties encountered in the shift from development to commercialization of new products based on innovative technology.

    The Company has incurred significant operating losses in each fiscal quarter since its inception. For the years ended September 30, 1994 and 1995, and the three months ended December 31, 1995 and March 31, 1996, the Company's operating losses were approximately $3,146,000, $3,707,000, $5,662,000 and $2,649,000,
respectively. The costs of integrating and consolidating the recently merged companies as a single enterprise have been substantial and account for approximately $4,000,000 and $3,500,000 of the losses for the three months ended December 31, 1995 and March 31, 1996, respectively. As of March 31, 1996, the Company had an accumulated deficit of approximately $25,410,000. Such losses are expected to continue for the foreseeable future until such time, if any, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurances that the Company will be able to implement successfully its operating strategy, generate increased revenues or ever achieve profitable operations.

    SIGNIFICANT CAPITAL REQUIREMENTS; POSSIBLE NEED FOR ADDITIONAL CAPITAL; SUBSTANTIAL ACCOUNTS PAYABLE. The Company intends to expend substantial funds for research and product development, expansion of sales and marketing activities, expansion of manufacturing capacity and other working capital and general corporate purposes. Although the Company believes that internally current resources and generated funds will be sufficient to fund the Company's projected operations through the next 12 months, no assurances to that effect can be given. The Company's future liquidity and capital requirements will depend upon numerous factors, including the costs and timing of expansion of manufacturing capacity, the costs, timing and success of the Company's product development efforts, the costs and timing of expansion of sales and marketing activities, the extent to which the Company's existing and new products gain market acceptance, competing technological and market developments, the progress of commercialization efforts of the Company's distributors, the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and third party reimbursement matters and CLIA, and other factors. In the event that additional financing is needed, the Company may seek to raise additional funds through public or private financing, collaborative relationships or other arrangements. The Company currently has no commitments with respect to sources of additional financing, and there can be no assurances that any such financing sources, if needed, would be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The failure of the Company to obtain adequate additional financing may require the Company to delay, curtail or scale back some or all of its research and development programs, sales and marketing efforts, manufacturing operations, clinical studies and regulatory activities and, potentially, to cease its operations. Moreover, the inability of the Company to grant licenses to third parties to commercialize products or technologies that the Company would otherwise develop itself, and the terms of such licenses may be less favorable than if the Company were negotiating from a stronger position. Any additional equity financing may involve substantial dilution to the Company's then-existing stockholders.


    Of the approximately $2,146,000 of accounts payable as of May 31, 1996, approximately $1,690,000 represent amounts payable for over 30 days. Amounts owed to various vendors and suppliers may be subject to late charges of up to approximately 1.5% per month. If the Company is unable to increase cash resources, significant demand for payment of payables in excess of cash resources could cause the Company to liquidate assets, issue additional equity securities, curtail existing programs or make other arrangements that could have a material adverse effect on the business, financial condition and results of operations of the Company.


    PROTECTION OF INTELLECTUAL PROPERTY. The Company holds a United States patent, and has received a notice of intent to grant a related European patent, with respect to a portion of the Alamar microbiology technology. The Company has obtained licenses on several United States and foreign patents and other intellectual property rights regarding aspects of the technology embodied in the Sensititre product line and in March 1996 entered into a letter of intent to acquire certain image analysis patents from Accuron Corporation. The Company owns, or has been assigned, six United States patent applications covering blood cultures, and certain technologies embodied in the AcCell and TracCell systems. During 1996, the Company has applied for eight additional United States patents relating to the optical imaging technology. None of such applications have been granted as of the date of this Prospectus and there can be no assurances that any such patent applications will result in issued patents. The Company may, in the future, file additional patent applications; however, there can be no assurances that the Company will be successful in obtaining approval of any future patent applications it files with respect to its technologies.

    There can be no assurances that the aforementioned patents, patent applications and licenses will adequately protect the Company from potential infringers. Such patents, patent applications and licenses may cover only portions of the Company's technologies. Other portions may be in the public domain or protectable only under trade secret laws. In addition, since patent applications in the United States are maintained in secrecy until patents issue, and since publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that the Company or the original patent application filer, was the first creator of inventions covered by pending patent applications or that such companies were the first to file patent applications for such inventions.

    From late 1994 until early 1996, the Company was party to patent and trade secret litigation both asserting and defending its rights relating to part of the Alamar microbiology technology covered in its existing United States patent. Despite the successful resolution of such litigation, there can be no assurances that the Company will not become a party to future litigation involving other parties in connection with its intellectual property rights.

    The Company also relies for protection of its intellectual property on trade secret law and nondisclosure and confidentiality agreements with its employees, consultants, distributors, researchers and advisors. There can be no assurances that such agreements will provide meaningful protection for the Company's trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to, or independently develop, technologies or know-how similar to that of the Company.

    The Company's success will also depend on its ability to avoid infringement of patent or other proprietary rights of others. The Company is not aware that it is infringing any such rights of a third-party, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to develop its products. However, there can be no assurances that the Company is not infringing proprietary rights of others, or that the Company will be able to obtain any technology licenses it may require in the future.

    DELAYED OR UNSUCCESSFUL PRODUCT DEVELOPMENT. The Company will be required to undertake time-consuming and costly development activities and seek regulatory approval for these new products. There can be no assurances that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products, that regulatory clearance or approval of these or any new products will be granted by the FDA on a timely basis, if at all, or that the new products will adequately meet the requirements of the applicable market or achieve market acceptance. Although the Company believes that the TracCell 2000 will require a pre-market clearance under Section 510(k) ("510(k)") of the Federal Food, Drug and Cosmetic Act of 1938, as amended, for marketing in the United States, a requirement that the Company file a pre-market approval ("PMA") application for the product would significantly delay the Company's ability to market such test and significantly increase the costs of development. The Company believes that the TracCell 3000 may require a PMA. The Company's growth and profitability will depend, in part, upon its ability to complete development of and successfully introduce new products including the TracCell 2000 and the TracCell 3000. The Company's proposed TracCell 3000 mapping system is in an early stage of development and there can be no assurances that it will be successfully developed. The completion of the development of the Company's cytopathology products remain subject to all the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or other problems and the possible insufficiency of the funds allocated for the completion of such development, which could result in a change in the design, delay in the development, or abandonment of such applications and products. Consequently, there can be no assurances that the Company's proposed cytopathology products will be successfully developed or manufactured, or that if developed and manufactured, that such products will meet price or performance objectives, be developed on a timely basis or prove to be as effective as competing products. The inability to successfully complete development of a product or application or a determination by the Company, for financial, technical or other reasons, not to complete development of any product or application, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse affect on the Company.

    Pursuant to a Research and Development Agreement between the Company and RADCO Ventures, Inc., the Company and RADCO are attempting to develop a new automated microbiology product line combining Sensititre and Alamar technologies. The Company is also developing a new microbiology system for the susceptibility market segment to automatically analyze the zone size using the disk diffusion ("Kirby Bauer") method. If such development projects do not result in one or more commercially viable products obtaining FDA pre-market approval, the Company may reassess its business strategy with respect to the Microbiology Division. Such reassessment could lead to changes in the Company's overall business plan, including the relative allocation of resources between the Microbiology Division and Cytopathology Division and the relative emphasis on current, as well as future, products in each division.

    LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE; DEPENDENCE ON THIRD PARTY DISTRIBUTORS. In order for the Company to increase revenues and achieve profitability, the Company's products, particularly its cytopathology products, must achieve a significant degree of market acceptance. The Company has only limited experience marketing and selling its cytopathology products. The Company intends to distribute these products primarily through a limited number of distributors. [The Company has only recently entered into an OEM distribution arrangement with a national distributor, Olympus. The Company may be required to enter into additional distribution arrangements in order to achieve broad distribution of its products. There can be no assurance that the Company will be able to maintain the recently established distribution relationship with Olympus or that the Company will be able to enter into and maintain arrangements with additional distributors on a timely basis, if at all. The Company will be dependent upon these distributors to assist it in promoting market acceptance of its products and creating demand for the Company's products. The risks associated with dependence upon distributors will be exacerbated by the Company's intention to rely on a limited number of distributors, with the result that sales to these distributors will account for a significant portion of the Company's revenues. There can be assurance that these distributors will devote the resources necessary to provide effective sales and marketing support to the Company. In addition, the Company's distributors may give higher priority to the products of other medical suppliers, thus reducing their efforts to sell the Company's products. If the Company is unable to establish appropriate arrangements with distributors or if the Company's distributors become unwilling or unable to promote, market and sell its products, the Company's business, financial condition and results of operations would be materially adversely affected.

    GOVERNMENT REGULATION. The Company's products and manufacturing processes are subject to extensive regulation by state and federal agencies, including the United States Food and Drug Administration (the "FDA") and comparable agencies in certain states and other countries. United States regulatory requirements promulgated under the Federal Food, Drug, and Cosmetic Act (the "FD&C Act") provide that many of the Company's products may not be shipped in interstate commerce without prior authorization from the FDA. Such authorization is based on a review of the products' safety and effectiveness for their intended uses. The Company's products which require FDA authorization prior to marketing may be authorized by the FDA for marketing either pursuant to a premarket notification under Section 510(k) of the FD&C Act (a "510(k) Notification") or a premarket approval ("PMA"). The process of obtaining FDA and other required regulatory clearances or approvals can be time-consuming, expensive and uncertain, frequently requiring several years from the commencement of clinical trials to the receipt of regulatory approval.

    A 510(k) Notification, among other things, requires an applicant to show that its products are "substantially equivalent" in terms of safety and effectiveness to existing products which are currently permitted to be marketed. An applicant is permitted to begin marketing a product as to which it has submitted a 510(k) Notification at such time as the FDA issues a written finding of "substantial equivalence." Requests for additional information may delay the market introduction of certain of an applicant's products and, in practice, initial approval of products can take substantially longer than the statutorily prescribed period of 90 days.

    A PMA consists of information sufficient to establish independently that a device is safe and effective for its intended use. A PMA application must be supported by extensive data, including preclinical and clinical trial data, to demonstrate the safety and efficacy of the device for the intended uses specified in the PMA application. By statute, the FDA is required to respond to a PMA within 180 days from the date of its submission, however, the approval process usually takes substantially longer. Commercial distribution in foreign countries is also subject to regulatory requirements and no assurances can be given that the Company can obtain the required regulatory approvals on a timely basis, or at all.

    Regulatory approvals, if granted, may include significant limitations on the intended uses for which a product may be marketed. FDA enforcement policy strictly prohibits the promotion by the Company, and any of its distributors, of approved medical devices for off-label uses. In addition, product approvals may be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

    The TracCell 2000 mapping system, currently under development and not yet marketed, will require FDA approval prior to marketing in the United States At the present time, it is the opinion of management that a full PMA will not be required for this mapping device and that the 510(k) Notification process will be applicable. There can be no assurances that the Company will be able to utilize a 510(k) Notification rather than a full PMA process or that the Company will receive FDA marketing approval for such product or, if received, that such approval will not be withdrawn. Marketing of the TracCell 2000 mapping system, if developed, outside of the United States will not require FDA clearance or approval, but other regulatory bodies may submit the technology to additional testing.

    The AcCell 3000, currently in the initial stages of development, may not be sold in the United States unless, and until, the Company has obtained FDA approval of a PMA submission. Management estimates that the entire process of receiving pre-market approval of the complete system could take more than two years after submission of initial clinical data. There can be no assurances that the Company will receive FDA marketing approval for such product or, if received, that such approval will not be withdrawn. Marketing of the AcCell 3000 outside of the United States will not require FDA clearance or approval, but other regulatory bodies may submit the technology to additional testing.

    The Company has secured the services of an independent devices and diagnostics consulting company to guide the process of design, implementation and monitoring of field trials and submission of documentation for these cytopathology products to the FDA.

    Marketing of the Company's minimum inhibitory concentration/identification ("MIC/ID") microbiology products in the United States requires the submission to the FDA of a 510(k) Notification. With respect to the Company's Alamar product line, 510(k) Notifications must be filed and cleared with respect to each antibiotic used. To date, the Company has submitted 510(k) Notifications, and obtained findings of "substantial equivalence," for 32 antibiotics commonly used to fight "gram negative" bacteria and 21 antibiotics commonly used to fight "gram positive" bacteria. The Company has also received marketing clearance for four separate 510(k) Notifications with respect to the READar system. The
Company may submit applications to add individual antibiotics to those previously cleared, as the market warrants. However, there can be no assurances that clearances will continue to be obtained.

    The Company is developing a new microbiology system for the susceptibility market segment to automatically analyze the zone size using the Kirby Bauer method. The Company licensed the software algorithm technology from a Spanish firm and will integrate the software into the hardware developed by the Company. The complete system will require submission of a 510(k) Notification. There can be no assurances that the Company can develop the hardware nor that the licensed software is adequate to submit a 510(k) Notification or that the Company will receive the FDA marketing clearance. Marketing of the new disk diffusion product, if developed, outside the United States will not require any FDA submissions, clearances or approvals, but other regulatory bodies may submit the technology to additional testing.

    Pursuant to a Research and Development Agreement with RADCO Ventures, Inc., a research and development company ("RADCO"), RADCO and the Company are attempting to develop a new automated microbiology product line using Sensititre and Alamar technologies. Such a product will require the submission of a 510(k) Notification. Management estimates that the entire process of receiving approval of the complete system could take up to 12 months after the submission of initial clinical data. There can be no assurances that the Company will receive FDA marketing approval for such a product or, if received, that such approval will not be withdrawn. Marketing of the new automated microbiology product line outside the United States will not require any FDA submissions, clearances or approvals, but other regulatory bodies may submit the technology to additional testing.

    The Company also intends to seek ISO 9001 registration, an international manufacturing quality standard, and to seek the "CE" mark for its AcCell and
TracCell products. The CE mark is recognized by countries that are members of the European Union and the European Free Trade Association and, effective in 1998, will be required to be affixed to all medical devices sold in the European Union. The AcCell 2000/2001 successfully completed all safety evaluations required to obtain UL, CSA and international certifications on June 18, 1996. Compliance testing against FCC emissions standards and the EMC Directive was initiated on June 19, 1996 and is expected to be completed before August 1, 1996. The AcCell 2000/2001 is expected to be certified as complying with CE Mark requirements upon completion of this process. No assurances can be given that the Company will obtain the CE mark its AcCell or TracCell products or satisfy ISO 9001 standards, or that any product which the Company may develop or commercialize will obtain the CE mark, or will be able to obtain any other required regulatory clearance or approval on a timely basis, or at all.

    There can be no assurances that the Company will be able to obtain necessary regulatory approvals or clearances in the United States, or internationally, on a timely basis, or at all. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, the Company is subject to certain FDA registration, record-keeping and reporting requirements, is obligated to follow FDA "Good Manufacturing Practices" ("GMP") regulations and is subject to periodic FDA inspection. The manufacturing facility used to manufacture the Company's microbiology kits currently meets applicable GMP guidelines and FDA regulations. The Company's cytopathology manufacturing facility has been designed to meet GMP standards, although such compliance is not required and the facility has not been audited for compliance. There can be no assurances, however, that the facilities used to manufacture the Company's products will continue to meet GMP guidelines. Future changes in regulations or enforcement policies could impose more stringent requirements on the Company, compliance with which could adversely affect the Company's business.

    UNCERTAINTY OF MARKET ACCEPTANCE AND INITIAL HIGHER COST OF CYTOPATHOLOGY PRODUCTS. The Company has generated limited revenues from the sale of its cytopathology products to date. The Company's success, growth and profitability will depend on market acceptance of the AcCell 2000/2001 and the TracCell 2000, if approved for marketing by the FDA, for use in connection with cervical cancer screening by clinical laboratories and health care providers. Market acceptance will depend on the Company's ability to demonstrate to these parties that there are limitations associated with conventional patient data management of Pap smear samples, slide handling and mapping, and documentation of slide review and that the Company's products can substantially mitigate these shortcomings by increasing efficiency, diagnostic accuracy and documenting the scope of sample review. The initial cost of equipping a clinical laboratory with the Company's products for use in connection with cervical cancer screening will increase a laboratory's equipment expenditures. There can be no assurances that the Company can demonstrate to such parties that the higher cost of equipping existing laboratories with the AcCell 2000/2001 and TracCell 2000, if approved for marketing by the FDA, will be offset by a reduction in costs associated with increased efficiency and decreased malpractice liability risks resulting from more accurate diagnostics and better document slide review procedures. The Company believes that many clinical laboratories offer Pap tests at lower gross margins than other tests in order to receive orders for other, higher margin, laboratory tests. As a result, clinical laboratories may be reluctant or unwilling to accept the additional costs related to installing and utilizing the AcCell 2000/2001 and the TracCell 2000.

    LIMITED NUMBER OF CUSTOMERS. Due in part to a recent trend toward consolidation of clinical laboratories, the Company expects that the number of potential domestic customers for its cytopathology products will decrease. Due to the relative size of the largest United States laboratories, it is likely that a significant portion of the sales of AcCell 2000/2001 and TracCell 2000, if approved for marketing by the FDA, sales will be concentrated among a relatively small number of customers. The Company will need to foster an awareness of and acceptance by these potential customers of the AcCell 2000/2001 and the TracCell 2000, for patient data management, slide handling, mapping and slide review documentation and the benefits of such systems over conventional methods. The Company's dependence on sales to large laboratories may strengthen the purchasing leverage of these potential customers. There can be no assurances that the Company will be successful in selling its products, or that any such sales will result in sufficient revenue to allow the Company to become profitable.

    TECHNOLOGICAL CHANGE AND COMPETITION. The Company's AcCell 2000/2001 currently faces, and the TracCell 2000 mapping system, if successfully developed and approved by the FDA, will face competition from companies that may be developing competing systems. The Company believes that many of the Company's existing and potential competitor companies possess substantially greater financial, marketing, sales, distribution and technical resources than the Company, and more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing. The Company is aware of two companies which currently market imaging systems to re-examine or rescreen conventional Pap smears previously diagnosed as negative as was another company that is developing devices for the production and analysis of Pap smear slides. If either company marketing rescreening products receives FDA approval for one as a primary screening system to replace conventional Pap smears or if automated analysis systems are developed and receive FDA approval, the Company's business financial condition and results of operations could be materially and adversely affected.

    The market for the Company's microbiology products is highly competitive, and the Company competes with numerous well-established foreign and domestic companies, most of which possess substantially greater financial, technical, marketing, personnel and other resources than the Company and have established reputations for success in the development, sale and service of manual and/ or automated in vitro diagnostic testing products. A significant portion of the MIC/ID testing market in the United States is controlled by two companies, Microscan and bioMerieux Vitek. These companies market a broad range of medically related products and have resources far greater than those of the Company. Difco Laboratories, Inc. ("Difco") has been issued a United States patent covering technology similar to the Alamar technology covered in one of the Company's patents. The Company's patent is intended to provide protection for the relevant Alamar technology when used in conjunction with a "poising" agent used to stabilize the bacterial susceptibility process. The Company is not aware of Difco's plans, if any, to exploit the patent. There can be no assurances that Difco, which has substantially greater resources and experience in research, development, manufacturing and marketing than the Company, will not use its patented technology to develop products that will compete directly with the Alamar microbiology products. In addition, the Company is aware of several potential competitors with similar competitive advantages in markets that the Company intends to enter in the future. There can be no assurances that other technologies or products, which are functionally similar to those of the Company, are not currently available or under development, or that other companies with expertise and resources that would encourage them to attempt to develop and market competitive products will not develop new products directly competitive with the Company's products.

    The cytopathology and medical diagnostic industries are characterized by rapid product development and technological advances. The Company's products could be rendered obsolete or uneconomical by the introduction and market acceptance of competing products, technological advances of the Company's current or potential competitors, or by other approaches. There can be no assurances that the Company will be able to compete successfully against current or future competitors or that competition, including the development and commercialization of new products and technology, will not have a material adverse effect on the Company's business, financial condition or results or operations.

    RISK OF LITIGATION; PRODUCT LIABILITY INSURANCE; POTENTIAL UNAVAILABILITY OF INSURANCE. The commercial screening of Pap smears has been characterized by significant malpractice litigation. The Company faces a risk of exposure to product liability, errors and omissions or other claims in the event that the use of its AcCell 2000/2001 or other future potential products including the TracCell 2000, if approved for marketing by the FDA, is alleged to have resulted in a false negative diagnosis. While the AcCell 2000/2001 is a slide handling and patient data management instrument and the TracCell 2000 is being designed to facilitate slide mapping and human review that do not purport to diagnose any slide, there can be no assurances that the Company will avoid significant liability. The Company currently maintains a product liability insurance policy providing maximum coverage of $10,000,000 and per occurrence coverage of $10,000,000. The medical device industry in general has experienced increasing difficulty in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. There can be no assurances that the Company's existing product liability insurance will be adequate or continue to be available, or that additional product liability insurance will be available to the Company when needed or at a reasonable cost. An inability to maintain insurance at acceptable costs or otherwise protect against potential product liability could prevent or inhibit the continued commercialization of the Company's products. In addition, a product liability claim in excess of relevant insurance coverage or product recall could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also faces the possibility that defects in designs or manufacture of its products could result in product recall.


    POTENTIAL FLUCTUATIONS IN FUTURE QUARTERLY RESULTS. The Company expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on the timing and level of market acceptance of the Company's products, the level of expenditures associated with product development activities, the results of factors, many of which are outside the Company's control. These factors include the timing of these activities, including the TracCell 2000 and TracCell 3000, the effectiveness of the OEM distributor in the sale of the AcCell 2000/2001 and, possibly, future cytopathology products, the likelihood and timing and costs in obtaining necessary regulatory approval of the timing and level of expenditures associated with expansion of sales and marketing activities and overall operations, the Company's ability to cost effectively expand manufacturing capacity and maintain consistently acceptable yields, the timing of establishment of strategic distribution arrangements and the success of the activities conducted under such arrangements, changes in demand for its products, order cancellations, competition, changes in government regulation and other factors, the timing of significant orders from and shipments to customers, and general economic conditions. These factors are difficult to forecast, and these and or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. Fluctuations in quarterly demand for products may adversely affect the continuity of the Company's manufacturing operations, increase uncertainty in operational planning, disrupt cash flow from operations and contribute to the volatility of the Company's stock price. The Company's expenses are based in part on the Company's expectations as to future revenue levels and to a large extent are fixed in the short term. If revenues do not meet expectations, the Company's business, financial condition and results of operations could be materially adversely affected. The Company believes that period to period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. As a result of the foregoing factors, it is likely that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event the price of the Company's Common Stock could be materially adversely affected. Company's products requiring such approval.

    ENVIRONMENTAL REGULATION. The Company is subject to a variety of local, state and federal and foreign government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic, infectious or other hazardous substances used to manufacture the Company's products. The failure to comply with current or future regulations could result in the imposition of substantial fines against the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. There can be no assurances that the Company will not be required to incur significant costs to comply with any such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

    UNCERTAINTY OF PROFITABLE MANUFACTURING. At the end of 1995, the Company acquired Sensititre's manufacturing facility near London, England. Sensititre has been manufacturing Sensititre products for many years in the U.K. and since July 1995, has been manufacturing Alamar products at such facility. Prior to July 1995, however, the Company manufactured Alamar products at a facility in Sacramento, California. The Company was unable to reduce manufacturing costs at the Sacramento facility to a level that would have allowed for profitable operations. While it is expected that consolidation of the Alamar product line manufacturing effort in the U.K. facility may result in certain economies of scale, there can be no assurances that the Company's Alamar product line will ever be manufactured in a cost-effective manner.

    The Company's Cytopathology Division has only recently begun assembling of the AcCell 2000 and AcCell 2001 at its Chicago location. In June 1996, the Company entered into its first OEM Agreement, for the exclusive distribution of certain cytopathology products in the Western Hemisphere. There can be no assurances that the Company will be able to sell sufficient numbers of systems or develop volume manufacturing processes, that will lead to a profitable/cost-effective manufacture of the AcCell products.

    The Company's semi-automated and fully-automated instruments for reading results of microbiology diagnostic test kits, READar, PIPETar and ARIS, are manufactured for the Company by the developers of such products or by other outside vendors. There can be no assurances that any of these developers or vendors will be able to manufacture the Alamar product line's current and proposed automated reading or related products in a cost-effective manner.

    DEPENDENCE ON SUPPLIERS.  Certain key  components and raw materials used  in the manufacturing of the Company's products are currently provided by single-source vendors. Although the Company believes that alternative sources for such materials and raw materials are available, any supply interruption in a single-sourced component or raw material would have a material adverse effect on the Company's ability to manufacture products until a new source of supply were qualified. There can be no assurance that the Company would be successful in qualifying additional sources on a timely basis or at all, which would have a material adverse effect on the Company's business. In addition, an uncorrected impurity or supplier's variation in a raw material, either unknown to the Company or incompatible with the Company's manufacturing process, could have a material adverse effect on the Company's ability to manufacture products.

    IMPACT OF MEDICARE, MEDICAID AND OTHER THIRD-PARTY REIMBURSEMENT. In the United States, many Pap smears and MIC/ID testing are currently paid for by the patient, and the level of reimbursement by third-party payers that do provide reimbursement varies considerably. Third-party payers (Medicare/ Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the demand, pricing or relative attractiveness of the Company's products and services by regulating the frequency and maximum amount of reimbursement for Pap screenings and MIC/ID testing provided by such payers or by not providing any reimbursement at all. Restrictions on reimbursement for Pap screenings and MIC/ID testing may limit the price which the Company can charge for its products or reduce the demand for them. In addition, if Medicare and Medicaid do not provide for reimbursement for Pap screenings and MIC/ID testing, or if the level of such reimbursement is significantly below the amount laboratories and hospitals charge patients to perform Pap screenings and MIC/ID testing, respectively, the size of the potential market available to the Company may be reduced. There can be no assurances that the level of reimbursement to laboratories for Pap screenings and MIC/ID testing will achieve or be maintained at levels necessary to permit the Company to generate substantial revenues or be profitable.

    In the international market, reimbursement by private third-party medical insurance providers, including governmental insurers and providers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party or governmental reimbursement.

    UNCERTAINTY AND POSSIBLE NEGATIVE EFFECTS OF HEALTH CARE REFORM. The health care industry is undergoing fundamental changes that are the result of political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to control the escalation of health care expenditures within the economy. Reforms that have been, and may be, considered include controls on health care spending through limitations on the increase in private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. Health care reform could, for example, result in a reduction in the recommended frequency of Pap tests or limitations on reimbursement based on the frequency of Pap tests and MIC/ID testing, which would likely reduce the demand for the Company's cytopathology products in connection with Pap smear screening and microbiology products, as the case may be. The Company anticipates that Congress and state legislatures will continue to review and assess cost containment measures, alternative health care delivery systems and methods of payment, and public debate of these issues will likely continue. Due to uncertainties regarding the outcome of health care reform initiatives and their enactment and implementation, the Company cannot predict what reforms will be proposed or adopted or the effect such proposal or adoption may have on the Company. There can be no assurances that future health care legislation or other changes in the administration or interpretation of government health care or third-party reimbursement programs will not have a material adverse effect on the Company's business, financial condition and results of operations.

    INTERNATIONAL SALES AND OPERATIONS RISKS. The Company sells microbiology products and intends to sell its cytopathology and any future products to customers both in the United States and internationally. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's international business operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by increases in duty rates and difficulties in obtaining required licenses and permits. There can be no assurances that the Company will be able to successfully commercialize its products, or any future products, in any foreign market.

    NEED TO MANAGE EXPANDING OPERATIONS. If the Company is successful in achieving market acceptance for its AcCell 2000/2001 systems and the TracCell 2000 (if regulatory approvals are obtained), the Company will be required to expand its operations, particularly in the areas of sales and marketing and manufacturing. As the Company expands its operations in these areas, such expansion will likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate any such growth and compete effectively, the Company will be required to implement and improve information systems, procedures and controls, and to expand, train, motivate and manage its work force. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees as required by future growth, if any, could have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON KEY EMPLOYEES. The Company believes that its success will depend to a significant extent, upon the efforts and abilities of a small group of executive, scientific and marketing personnel, in particular, Peter P. Gombrich, the Company's Chief Executive Officer, President and Chairman of the Board. The loss of the services of one or more of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's future success will depend upon its ability to continue to attract and retain qualified scientific and management personnel who are in great demand. There can be no assurances that the Company will be successful in attracting and retaining such personnel.

    POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the shares of the Company's Common Stock, like that of the common stock of many other medical products and high technology companies, has in the past been, and is likely in the future to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new commercial products by the Company or competitors, government regulation, changes in the current structure of the health care financing and payment systems, developments in or disputes regarding patent or other proprietary rights, economic and other external factors and general market conditions may have a significant effect on the market price of the Common Stock. Moreover, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market prices for medical products and high technology companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's common stock, securities class action litigations have occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. Any adverse determination in such litigation could also subject the Company to significant liabilities.

    LACK OF DIVIDENDS. The Company has never paid cash or other dividends on its Common Stock and does not intend to pay cash or other dividends in the foreseeable future. See "Dividend Policy."

    AUTHORIZATION AND POTENTIAL ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Although the Company does not currently intend to issue any shares of its preferred stock, in the event of issuance, such shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurances that the Company will not, under certain circumstances, issue shares of its preferred stock.


    OUTSTANDING WARRANTS AND OPTIONS. Investors purchasing Shares will incur dilution to the extent outstanding stock options and warrants are exercised. As of the date of this Prospectus, there are outstanding immediately exercisable
(i) warrants to purchase 5,969,333 shares of Common Stock at exercise prices ranging from $0.25 to $5.00 per share with a weighted average exercise price of $3.21, and (ii) options to purchase 1,652,971 shares of Common Stock at exercise prices ranging from $0.63 to $8.38 per share.



    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. As of the date of this Prospectus, there are 18,631,453 shares of Common Stock outstanding. Approximately 13,000,000 shares of Common Stock or shares issuable upon exercise of currently exercisable warrants and options sold or registered for resale pursuant to registration statements, or for which there exist exemptions from the registration requirements under the Securities Act, are freely tradeable without restriction or requirement of further registration, unless such shares are held by "affiliates" of the Company (as that term is defined in the Securities Act and the regulations promulgated thereunder) and subject, in certain instances, to the prospectus delivery requirements under the Securities Act. The balance of the shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. In addition, the Company has granted certain demand, and/or piggyback registration rights, relating to a substantial portion of the restricted shares and a substantial number of shares of Common Stock underlying warrants issued by the Company. Any future exercise of such registration rights, and sale of such securities, will result in dilution in the interest of the Company's then existing stockholders.


    No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock or the availability of such shares for sale, whether pursuant to exercised registration rights or under Rule 144 or other applicable exemptions under the Securities Act, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the ability of the Company to raise capital through the sale of its equity securities.

                                DIVIDEND POLICY

    The Company has not paid any cash or other dividends on its Common Stock to date. The Company currently intends to retain future earnings, if any, for its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded in the over-the-counter market and quoted on Nasdaq under the symbol "ACMI." The table below sets forth the range of high and low closing prices for the Common Stock as reported on Nasdaq in each completed quarter during the Company's two most recently completed fiscal years, the transition period ended December 31, 1995; each completed quarter during the current fiscal year and a portion of the current quarter.


                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
COMMON STOCK
1994 Fiscal Year
  First Quarter.................................................................................  $    4.13  $    2.13
  Second Quarter................................................................................       3.00       1.75
  Third Quarter.................................................................................       2.75       1.00
  Fourth Quarter................................................................................       2.63       1.25
1995 Fiscal Year
  First Quarter.................................................................................       1.75       0.31
  Second Quarter................................................................................       1.75       0.50
  Third Quarter.................................................................................       1.50       0.81
  Fourth Quarter................................................................................       1.50       0.75
Transition Period (1)
  Oct. 1, 1995 through December 31, 1995........................................................       1.69       1.00
1996 Fiscal Year (1)
  First Quarter.................................................................................       6.25       1.06
  Second Quarter................................................................................       9.38       4.88
  Third Quarter (through July 1, 1996)..........................................................       6.75       6.13


- ------------------------
(1) On December 31, 1995, the Company changed its fiscal year from October 1 through September 30 to January 1 through December 31. Therefore, the "Transition Period" includes October 1, 1995 through December 31, 1995.


    On July 1, 1996 the closing price of the Common Stock as reported by Nasdaq was $6.25 per share. At July 1, 1996, the Company had approximately 260 stockholders of record and estimates that it had approximately 560 beneficial owners.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


    The following unaudited pro forma condensed combined financial statements give effect of the Merger of Alamar and AccuMed and the purchase of certain assets and the assumption of certain liabilities from Sensititre US and Sensititre UK by AccuMed on a purchase basis.



    The unaudited pro forma condensed combined statements of operations for the year ended September 30, 1995 and the three months ended December 31, 1995 assume that the Merger with AccuMed and the purchase of Sensititre US and Sensititre UK occurred on October 1, 1994.



    The pro forma adjustments are based on preliminary assumptions of the allocation of the purchase price and are subject to substantial revision once evaluation of the fair value of the assets and liabilities of AccuMed are completed. Actual purchase accounting adjustments may differ from the pro forma adjustments presented herein.



    THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT ACTUALLY WOULD HAVE OCCURRED IF THE MERGERS HAD BEEN COMPLETED ON THE ASSUMED DATES NOR ARE THE STATEMENTS INDICATIVE OF FUTURE COMBINED FINANCIAL POSITION OR EARNING.



    The pro forma condensed financial statements should be read in conjunction with the financial statements of Alamar for the fiscal year ended September 30, 1995 and the financial statements for the transition period ended December 31, 1995.

                           ACCUMED INTERNATIONAL, INC


              (FORMERLY ALAMAR BIOSCIENCES, INC. AND SUBSIDIARIES)


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                     FOR THE YEAR ENDED SEPTEMBER 30, 1995



                                                    HISTORICAL
                                                  --------------
                                                   ALAMAR YEAR
                                                      ENDED
                                                  SEPTEMBER 30,
                                                       1995
                                                  --------------                       HISTORICAL
                                                                  ----------------------------------------------------
                                                                   ACCUMED (1)    SENSITITRE US (2)  SENSITITRE UK (2)
                                                                  --------------  -----------------  -----------------
                                                                   (UNAUDITED)       (UNAUDITED)        (UNAUDITED)
Net Revenues....................................  $      514,776  $    2,609,233    $     409,360      $     639,561
Cost of revenues................................      (1,431,187)     (1,510,143)        (247,860)          (457,056)
                                                  --------------  --------------  -----------------  -----------------
                                                        (916,411)      1,099,090          161,500            182,505
                                                  --------------  --------------  -----------------  -----------------
Operating Expenses
  General and Administration....................       2,094,890       1,040,083          208,420             74,589
  Research and Development......................         386,882         453,277                0             88,872
  Sales and Marketing...........................         309,208       1,187,177                0                  0
                                                  --------------  --------------  -----------------  -----------------
Total operating expenses........................       2,790,980       2,680,537          208,420            163,461
                                                  --------------  --------------  -----------------  -----------------
Income (Loss) from operations...................      (3,707,391)     (1,581,447)         (46,920)            19,044
Interest income.................................           7,949          12,930                0                  0
Interest (expense) .............................         (46,657)        (40,201)               0                  0
Other income ...................................          32,566           1,308                0                  0
Other (expense).................................         (45,777)              0                0                  0
                                                  --------------  --------------  -----------------  -----------------
Earnings (Loss) before income taxes.............      (3,759,310)     (1,607,410)         (46,920)            19,044
Provision for income taxes......................             800               0                0                  0
                                                  --------------  --------------  -----------------  -----------------
Net income (loss) ..............................  $   (3,760,110) $   (1,607,410)   $     (46,920)     $      19,044
                                                  --------------  --------------  -----------------  -----------------
                                                  --------------  --------------  -----------------  -----------------
Net loss per common and common equivalent share
 ...............................................  $        (0.59) $        (0.92)
                                                  --------------  --------------
                                                  --------------  --------------
Weighted average shares outstanding.............       6,375,627       1,748,940
                                                  --------------  --------------
                                                  --------------  --------------

                                                           PRO FORMA                         PRO FORMA
                                                --------------------------------  --------------------------------
                                                    ACCUMED        ACCUMED AS     ALAMAR/ ACCUMED     ALAMAR AS
                                                   SENSITIVE      ADJUSTED, FOR     ADJUSTMENTS     ADJUSTED, FOR
                                                  ADJUSTMENTS    THE YEAR ENDED   ---------------  THE YEAR ENDED
                                                ---------------   SEPTEMBER 30,                     SEPTEMBER 30,
                                                                    1995 (3)        (UNAUDITED)       1995 (4)
                                                  (UNAUDITED)    ---------------                   ---------------
                                                                   (UNAUDITED)                       (UNAUDITED)
Net Revenues..................................  $   (193,000)(A) $     3,485,154  $          0     $     3,979,930
Cost of revenues..............................       109,000(B)       (2,108,059)            0          (3,537,246)
                                                ---------------  ---------------  ---------------  ---------------
                                                     (84,000)          1,359,095             0             442,684
                                                ---------------  ---------------  ---------------  ---------------
Operating Expenses
  General and Administration..................       100,000(C)        1,423,092       284,570(E)        3,602,552
  Research and Development....................             0             542,149             0             929,031
  Sales and Marketing.........................             0           1,187,177             0           1,496,385
                                                ---------------  ---------------  ---------------  ---------------
Total operating expenses......................       100,000           3,152,418       284,570           8,227,968
                                                ---------------  ---------------  ---------------  ---------------
Income (Loss) from operations.................      (184,000)         (1,793,323)     (284,570)         (5,785,284)
Interest income ..............................             0              12,930             0              20,679
Interest (expense)............................       (35,475)(D)         (75,676)            0            (122,333)
Other income..................................             0               1,308             0              33,874
Other (expense) ..............................             0                   0             0             (45,777)
                                                ---------------  ---------------  ---------------  ---------------
Earnings (Loss) before income taxes ..........      (219,475)         (1,854,761)     (284,570)         (5,898,841)
Provision for income taxes....................             0                   0             0                 800
                                                ---------------  ---------------  ---------------  ---------------
Net income (loss).............................  $   (219,475)    $    (1,854,781) $   (284,570)    $    (5,899,441)
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------
Net loss per common and common equivalent
 share........................................                   $         (1.06)                  $         (0.60)
                                                                 ---------------                   ---------------
                                                                 ---------------                   ---------------
Weighted average shares outstanding...........                         1,748,940                         9,831,582
                                                                 ---------------                   ---------------
                                                                 ---------------                   ---------------


- ------------------------

(1) includes the twelve months and nine months ended September 30, 1995 for AccuMed and Sensititre US/UK, respectively.



(2) includes the three months ended December 31, 1994, before the acquisitions by AccuMed.



(3) AccuMed Consolidated includes AccuMed, Sensititre US, and Sensititre UK, Ltd. after purchase accounting adjustments



(4) Alamar Consolidated includes Alamar Biosciences Inc., and AccuMed Consolidated after purchase accounting adjustments. Weighted average shares outstanding are 9,831,682 which represents 6,375,637 shares for Alamar before the merger plus the weighted average (3,456,055) of the 4,178,104 shares (6,178,104 shares per the merger agreement less 2,000,000 shares issued but subject to forfeiture) to be issued in connection with the AccuMed merger. The weighted average shares outstanding for AccuMed gives effect to the shares issued by AccuMed during the year ended September 30, 1995 using the exchange ratio of 1.98 to 1. The total shares outstanding at September 30, 1995 are 15,107,443 (10,929,339 shares of Alamar and 4,178,104 shares issued to AccuMed) which does not include the 2,000,000 shares issued but subject to forfeiture.

                   ALAMAR BIOSCIENCES, INC. AND SUBSIDIARIES


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                     FOR THE YEAR ENDED SEPTEMBER 30, 1995



                   ALAMAR BIOSCIENCES, INC., AND SUBSIDIARIES



                     NOTES TO PRO FORMA CONDENSED COMBINED


                            STATEMENT OF OPERATIONS



                               SEPTEMBER 30, 1995


                                  (UNAUDITED)



(A) To eliminate intercompany sales from Sensititre UK to Sensititre US.



(B) To eliminate intercompany profit from the cost of product sold from Sensititre UK to Sensititre US.



(C) To reduce amortization expense ($20,000) for the amortization of the purchase price of AccuMed, Inc. in excess of the fair market value of acquired assets, less assumed liabilities, and transaction costs incurred with the Merger of AccuMed, Inc. amortized over a 10 year life, and to adjust amortization expense for Sensititre US and Sensititre UK.



    Adjustment to reflect a reasonable estimation ($120,000) of corporate overhead costs for the three months ended December 31, 1994 carve out period for Sensititre U.S. The estimate is based on a percentage of total sales of Radiometer America, Inc., (of which Sensititre U.S. was a division) to the Sensititre US product line.



(D) To adjust interest expense for $35,475, assuming that the $430,000 loan to finance the Sensititre acquisition occurred on October 1, 1994.



(E) To adjust amortization expense for the amortization of the purchase price of AccuMed, Inc. in excess of the fair market value of acquired assets, less assumed liabilities, and transaction costs incurred with the Merger of AccuMed, Inc. amortized over a 10 year life, and to adjust amortization expense for Sensititre US and Sensititre UK.

                          ACCUMED INTERNATIONAL, INC.


              (FORMERLY ALAMAR BIOSCIENCES, INC. AND SUBSIDIARIES)


              PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995



                                              HISTORICAL       PRO-FORMA        PRO-FORMA          PRO-FORMA
                                           ----------------  --------------  ----------------  -----------------
                                               ACCUMED        ACCUMED INC.     ADJUSTMENTS         PRO-FORMA
                                            INTERNATIONAL,     (ACQUIREE)    ----------------    CONSOLIDATED
                                                 INC.        --------------                    -----------------
                                           ----------------   (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
                                              (AUDITED)
Net Revenues.............................   $      100,130   $    1,009,376  $     (73,005)(A) $    1,036,501
Cost of Revenues.........................         (338,730)        (830,497)        71,892(B)      (1,097,335)
                                           ----------------  --------------  ----------------  -----------------
                                                  (238,600)         178,879         (1,113)           (60,834)
Operating Epenses
  General and Administration.............        1,418,797          758,066              0          2,176,863
  Research and Development...............        3,997,600          338,178              0          4,335,778
  Sales & Marketing......................            7,197          289,360              0            296,557
                                           ----------------  --------------  ----------------  -----------------
Total Operating Expenses.................        5,423,594        1,385,604              0          6,809,198
                                           ----------------  --------------  ----------------  -----------------
Income (Loss) from operations............       (5,662,194)      (1,206,725)        (1,113)        (6,870,032)
                                           ----------------  --------------  ----------------  -----------------
Interest Income..........................            4,748                0              0              4,748
Interest (expense).......................          (10,862)          (1,948)             0            (12,810)
Other....................................          (72,929)               0              0            (72,929)
                                           ----------------  --------------  ----------------  -----------------
Loss before income taxes.................       (5,741,237)      (1,208,673)        (1,113)        (6,951,023)
Provision for income taxes ..............              800                0              0                800
                                           ----------------  --------------  ----------------  -----------------
Net loss.................................   $   (5,742,037)  $   (1,208,673) $      (1,113)    $   (6,951,823)
                                           ----------------  --------------  ----------------  -----------------
                                           ----------------  --------------  ----------------  -----------------
Net loss per common share ...............   $        (0.49)  $        (0.10) $       (0.00)    $        (0.59)
Weighted average shares outstanding......       11,742,980       11,742,980     11,742,980         11,742,980

        ACCUMED INTERNATIONAL, INC. (FORMERLY ALAMAR BIOSCIENCES, INC.)


                 AND SUBSIDIARIES PRO FORMA CONDENSED COMBINED


      STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 1995



                 ACCUMED INTERNATIONAL, INC., AND SUBSIDIARIES



                     NOTES TO PRO FORMA CONDENSED COMBINED


                            STATEMENT OF OPERATIONS



                               DECEMBER 31, 1995


                                  (UNAUDITED)



(A) To eliminate intercompany sales from AccuMed International Limited (UK) to AccuMed Inc. (US)



(B) To eliminate intercompany profit from the cost of product sold from AccuMed International Limited (UK) to AccuMed Inc. (US)

                              SELLING STOCKHOLDERS


    The following table sets forth information as of July 1, 1996 (the "Reference Date") with respect to the beneficial ownership of shares of Common Stock by each of the Selling Stockholders. At the Reference Date there were 18,631,453 shares of Common Stock outstanding.



                                                                 SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO                        OWNED AFTER
                                                                     OFFERING (1)        SHARES TO        OFFERING(1)
                                                                ----------------------    BE SOLD    ----------------------
NAME OF BENEFICIAL OWNER                                         NUMBER      PERCENT    IN OFFERING   NUMBER      PERCENT
- --------------------------------------------------------------  ---------  -----------  -----------  ---------  -----------
M. Kingdon Offshore N.V.......................................     78,000           *       78,000           0           *
Nordbanken....................................................     40,000           *       40,000           0           *
Kingdon Partners, L.P.........................................     26,000           *       26,000           0           *
Kingdon Associates, L.P.......................................     26,000           *       26,000           0           *
Christiana Fonds SA...........................................     25,000           *       25,000           0           *
Saga Securities SA............................................     10,000           *       10,000           0           *
Republic New York Securities f/o/b ...........................     75,000           *       10,000      65,000           *
 Samisa Investment Corp.
Republic New York Securities f/o/b ...........................     85,000           *       10,000      75,000           *
 Emerge Capital
Republic New York Securities f/o/b ...........................     10,000           *       10,000           0           *
 Beko Investment Services
Republic New York Securities f/o/b ...........................      5,000           *        5,000           0           *
 Beko Investment Client A/C
Republic New York Securities f/o/b ...........................      5,000           *        5,000           0           *
 Fondspartners SA
Republic New York Securities f/o/b ...........................      4,000           *        4,000           0           *
 Bq. Prive Edmond Rothschild
Republic New York Securities f/o/b ...........................     18,000           *        3,000      15,000           *
 J. Watling
Republic New York Securities f/o/b ...........................     18,000           *        3,000      15,000           *
 Kelebe Investment Corp.


- ------------------------

 * Represents less than 1%.


(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired by such person within 60 days from the Reference Date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by including shares underlying options or warrants which are exercisable by such person currently or within 60 days following the Reference Date, and excluding shares underlying options and warrants held by any other person.


    The Company has agreed to indemnify certain of the Selling Stockholders and the Selling Stockholders have agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act.

    Except as noted in the footnotes above, none of the Selling Stockholders has held any office or maintained any material relationship with the Company during the past three years.

                              PLAN OF DISTRIBUTION

    The Common Stock and Warrants offered hereby may be sold by the Selling Stockholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

    The legality of the securities offered by this Prospectus will be passed upon for the Company by Graham & James LLP, Sacramento, California.

                                    EXPERTS

    The balance sheet of AccuMed, Inc as of December 31, 1994, and the statements of operations, stockholder's deficit, and cash flows for the period from February 7, 1994 (inception) through December 31, 1994, the balance sheets of Alamar Biosciences, Inc. as of September 30, 1995 and 1994, and the statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended September 30, 1995, and the balance sheet of Sensititre/Alamar, the Microbiology Division of AccuMed, Inc., as of December 31, 1994 and the statements of net sales, cost of sales, and selling expenses for the eight months ended December 31, 1994 and for each of the two years in the period ended April 30, 1994, as incorporated by reference in the Registration Statement of which this Prospectus forms a part a part, have been incorporated herein in reliance on the reports, which included explanatory paragraphs related to AccuMed, Inc.'s and Alamar Biosciences, Inc.'s ability to continue as going concerns, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The balance sheets of AccuMed International Limited as of December 31, 1994, April 30, 1994 and 1993, and the statements of operations and cash flows for the eight months ended December 31, 1994, and for each of the two years in the period ended April 30, 1994, as incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of AccuMed International, Inc. and subsidiaries as of December 31, 1995, and for the three months ended December 31, 1995, incorporated by reference herein and elsewhere in the Registration Statement of which this Prospectus forms a part from the Company's Transition Report of Form 10-KSB for the transition period ended December 31, 1995, have been included therein and incorporated by reference herein and elsewhere in the Registration Statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included therein and incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                 255,000 SHARES

                                    ACCUMED
                                 INTERNATIONAL,
                                      INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The   following  table  sets  forth  the  costs  and  expenses,  other  than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC registration fee).


SEC registration fee.............................................  $     566
Printing and engraving expenses..................................      3,000
Accounting fees and expenses.....................................      2,000
Legal fees and expenses..........................................      3,000
Blue Sky fees and expenses.......................................        500
Miscellaneous....................................................        934
                                                                   ---------
    TOTAL........................................................  $  10,000
                                                                   ---------
                                                                   ---------


    None of these expenses will be paid by the Selling Stockholders pursuant to the terms of the agreements under which the shares of Common Stock to be sold hereby were issued.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has provisions in its Certificate of Incorporation which eliminate the liability of the Company's directors to the Company and its stockholders for monetary damages to the fullest extent permissible under Delaware law and provisions which authorize the Company to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

    The Company's officers and directors are covered by a director's and officer's liability insurance policy maintained by the Company. Under the insurance policy, the Company is entitled to be reimbursed for indemnity payments that it is required or permitted to make to its directors and officers.

ITEM 16.  EXHIBITS

    The following exhibits are filed herewith:

 EXHIBIT
 NUMBER                                                DESCRIPTION
- ---------  ---------------------------------------------------------------------------------------------------

 4.1       Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant's
            Transition Report of Form 10-KSB for the transition period ended December 31, 1995 (the
            "Transition Report")).
 4.2       Specimen Certificate for Common Stock (incorporated by reference to the Transition Report).
 4.3       Bylaws of the Registrant (incorporated by reference to Transition Report).
 4.4       Form of Securities Purchase Agreement by and between AccuMed International, Inc. and certain
            non-U.S. persons.
 4.5       May 31, 1996 Securities Purchase Agreement by and among AccuMed International, Inc. and Kingdon
            Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore N.V.
 5.1       Opinion of Graham & James LLP, counsel to the Registrant, regarding the legality of the securities offered hereby.
23.1       Consent of Graham & James LLP (contained in Exhibit 5.1 filed herewith.)

 EXHIBIT
 NUMBER                                                DESCRIPTION
- ---------  ---------------------------------------------------------------------------------------------------
23.2       Consent of Coopers & Lybrand LLP.
23.3       Consent of Coopers & Lybrand (UK).
23.4       Consent of KPMG Peat Marwick LLP.
24.1       Powers of Attorney (contained in the signature page to this Registration Statement, page II-5).

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago,
State of Illinois on             , 1996.


                                        ACCUMED INTERNATIONAL, INC.

                                        By:         /s/ PETER P. GOMBRICH
                                           -------------------------------------
                                                    Peter P. Gombrich,
                                                  CHIEF EXECUTIVE OFFICER



                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Peter P. Gombrich and Mark L. Santor, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said attorneys-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                              TITLE                  DATE
- ---------------------------------------------  -------------------------  ----------------
                                               Chairman of the Board and
            /s/ PETER P. GOMBRICH              Chief Executive Officer
 -------------------------------------------   (Principal Executive         July 3, 1996
             (Peter P. Gombrich)               Officer)

                                               Vice President, Finance
             /s/ MARK L. SANTOR                and Chief Financial
 -------------------------------------------   Officer (Principal           July 3, 1996
              (Mark L. Santor)                 Financial and Accounting
                                               Officer)

             /s/ JOHN H. ABELES
 -------------------------------------------   Director                     July 3, 1996
              (John H. Abeles)

            /s/ DONALD M. EARHART
 -------------------------------------------   Director                     July 3, 1996
             (Donald M. Earhart)

 -------------------------------------------   Director                        , 1996
             (Jack H. Halperin)

                  SIGNATURE                              TITLE                  DATE
- ---------------------------------------------  -------------------------  ----------------
 -------------------------------------------   Director                        , 1996
             (Paul F. Lavallee)

 -------------------------------------------   Director                        , 1996
           (Joseph W. Plandowski)

           /s/ LEONARD M. SCHILLER
 -------------------------------------------   Director                     July 3, 1996
            (Leonard M. Schiller)

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                          DESCRIPTION OF EXHIBIT
- ---------  ---------------------------------------------------------------------------------------------------

 4.1       Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant's
           Transition Report of Form 10-KSB for the transition period ended December 31, 1995 (the "Transition
           Report")).
 4.2       Specimen Certificate for Common Stock (incorporated by reference to the Transition Report).
 4.3       Bylaws of the Registrant (incorporated by reference to Transition Report).
 4.4       Form of Securities Purchase Agreement by and between AccuMed International, Inc. and Subscriber.
 4.5       May 31, 1996 Securities Purchase Agreement by and among AccuMed International, Inc. and Kingdon
           Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore N.V.
 5.1       Opinion of Graham & James LLP, counsel to the Registrant, regarding the legality of the securities offered hereby.
23.1       Consent of Graham & James LLP (contained in Exhibit 5.1 filed herewith.)
23.2       Consent of Coopers & Lybrand LLP.
23.3       Consent of Coopers & Lybrand (UK).
23.4       Consent of KPMG Peat Marwick LLP.
24.1       Powers of Attorney (contained in the signature page to this Registration Statement, page II-5).